Exhibit 99.1

News Release

Southeastern Banking Corporation Reports First Quarter 2008 Earnings

DARIEN, Ga, May 2, 2008/ — Southeastern Banking Corporation (OTC Bulletin Board: SEBC) today announced its net income results for the quarter ended March 31, 2008 compared to the corresponding period last year.

•	Net income for the 2008 first quarter approximated $1,209,000, down $462,000 or 27.64% from March 31, 2007.

•	On a per share basis, net income declined $0.14 to $0.38 at March 31, 2008 from $0.52 in 2007.

The decline in net income was primarily attributable to reductions in net interest margin.

Southeastern Banking Corporation (the Company), with assets of $441 million, is a financial services company with operations in southeast Georgia and northeast Florida. Southeastern Bank (SEB), the Company’s principal subsidiary, offers a full line of commercial and retail services to meet the financial needs of its customer base through its seventeen branch locations and ATM network. Services offered include traditional deposit and credit services, long-term mortgage originations, and credit cards. SEB also offers 24-hour delivery channels, including internet and telephone banking, and provides insurance and investment brokerage services. The Company is headquartered in Darien, Georgia. More information on the Company and its subsidiaries can be obtained through SEB’s website at www.southeasternbank.com or through periodic filings with the Securities & Exchange Commission at www.sec.gov.

Media Contact: Alyson G. Beasley, Vice President & Treasurer, Southeastern Banking Corporation at 912.437.4141.